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                               OFFER TO EXCHANGE
                              FIRST MORTGAGE BONDS
                      SERIES EEE, 6.65%, DUE JUNE 15, 2006
                 (REGISTERED UNDER THE SECURITIES ACT OF 1933)
                          FOR ANY AND ALL OUTSTANDING
                              FIRST MORTGAGE BONDS
                      SERIES EEE, 6.65%, DUE JUNE 15, 2006
                                       OF
                                PSI ENERGY, INC.

To Our Clients:

    We are enclosing herewith

    - a Prospectus, dated September   , 2001, of PSI Energy, Inc., an Indiana
      corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its First Mortgage Bonds Series EEE, 6.65%, Due
      June 15, 2006 (the "New Bonds"), pursuant to an offering registered under the Securities Act of 1933 (the "Securities Act"), for a like principal amount of its issued and outstanding First Mortgage Bonds Series EEE, 6.65%, Due June 15, 2006 (the "Old Bonds") upon the terms and subject to the conditions set forth in the Exchange Offer, and

    - an Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner ("Instruction").

    PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON NOVEMBER   , 2001, UNLESS EXTENDED.

    The Exchange Offer is not conditioned upon any minimum number of Old Bonds being tendered.

    We are the holder of record and/or participant in the book-entry transfer facility of Old Bonds held by us for your account. A tender of such Old Bonds can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instruction. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Bonds held by us for your account.

    We request instruction as to whether you wish to tender any or all of the Old Bonds held by us for your account pursuant to the terms and conditions of the Exchange Offer. PLEASE COMPLETE THE INSTRUCTION AND RETURN IT TO US IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. If you request that we tender your Old Bonds, the Instruction includes your confirmation that we may on your behalf make the representations contained in the Letter of Transmittal.

    Pursuant to the Letter of Transmittal, each holder of Old Bonds will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any New Bonds to be received by the holder are being acquired in the ordinary course of its business and (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Bonds. If the tendering holder is a broker-dealer that will receive New Bonds for its own account in exchange for Old Bonds, we will represent on behalf of such broker-dealer that the Old Bonds to be exchanged for the New Bonds were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Bonds. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Bonds, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                          Very truly yours,